February 16, 2001




Securities and Exchange Commission
450 5th Street N.W.
Washington, DC  20549


Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on February 2, 2001, that was filed by our former client, The WellCare Management Group, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/  BDO Seidman, LLP